FOR:	Consolidated Graphics, Inc.
CONTACT:	Jon C. Biro Chief Financial Officer Consolidated Graphics, Inc. (713) 787-0977
Eric Boyriven/Alexandra Tramont FD (212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS TO PRESENT AT THE CJS SECURITIES
INVESTOR CONFERENCE

HOUSTON, TEXAS – January 12, 2010 — Consolidated Graphics, Inc. (NYSE: CGX) today announced that it will be presenting an overview of the Company at the Tenth Annual CJS Securities “New Ideas for the New Year” Investor Conference on Thursday, January 14, 2010 in New York. Jon C. Biro, Executive Vice President and Chief Financial Officer, will conduct the presentation, which will cover the Company’s positioning as a leader in the general commercial printing industry, its operating philosophy, growth strategies and recent financial performance.

A copy of management’s presentation will be posted on the Company’s Web site at www.cgx.com on the morning of January 12, 2010.

Consolidated Graphics, Inc. (CGX), headquartered in Houston, Texas, is one of North America’s leading general commercial printing companies. With 70 printing businesses strategically located across 27 states, Canada, and in Prague, we offer an unmatched geographic footprint, unsurpassed capabilities, and unparalleled levels of convenience, efficiency and service. With locations in or near virtually every major U.S. market, CGX provides service and responsiveness of a local printer enhanced by the economic, geographic and technological advantages of a large national organization.

Consolidated Graphics’ vast and technologically advanced sheetfed and web printing capabilities are complemented by the largest integrated digital footprint of any commercial printer in the U.S. By coupling North America’s most comprehensive printing capabilities with strategically located fulfillment centers and industry-leading technology, CGX delivers solutions that create a spectrum of value for customers. CGX offers the unique ability to respond to all printing-related needs no matter how large, small, specialized or complex. For more information, visit www.cgx.com.

# # #